IMPORTANT NEWS RELEASE
Contact:
David W. Nassif
Vice President and Chief Financial Officer
(619) 929-9500

CYPROS PHARMACEUTICAL ACQUIRES ETHAMOLIN INJECTION;  PRODUCT
IS EXPECTED TO DOUBLE FISCAL 1997 SALES

CARLSBAD, CA (November 5, 1996)__Cypros Pharmaceutical Corporation (NASDAQ: CYPR) announced today that it has acquired the rights to Ethamolin Injection from Schwarz Pharma, Inc. ("Schwarz") in an asset purchase for $3.2 million in staged payments. Simultaneously, the Company also entered into a threeyear agreement with Schering-Plough Corporation for the manufacture of Ethamolin in finished form. This acquisition continues the Cypros business strategy to build a hospital sales force and near term profitability around a critical mass of acquired products that serves the same market as its own development-stage products.

Ethamolin is an injectable drug approved by the U.S. Food and Drug Administration for the treatment of varices that bleed into the esophagus and stomach, an often fatal event. This is common in patients with severe liver disease and comprises 15-20% of all gastrointestinal hemorrhages. Ethamolin is the only approved agent for this medical condition. Ethamolin is well established but underutilized due to an absence of promotion efforts over the last few years. Since it is Cypros's third acute care drug on the market, the Company will be devoting significant sales force time and marketing effort to expanding the sales of Ethamolin in the hospital setting.

In commenting on the announcement, Paul J. Marangos, Chief
Executive Officer, said, "Ethamolin should immediately double the Company's revenues from product sales and facilitate our sales force expansion. This new addition to our portfolio of marketed products will bring Cypros one step closer to reaching its goal of profitability.
Additional acquisitions and late stage product development opportunities are being evaluated to expand our nearterm product portfolio and complement our internal clinical programs."

Cypros Pharmaceutical develops cytoprotective drugs and markets acute-care, hospital-based products. The Company has two clinical development programs and several drugs in pre-clinical research. Six Phase II trials are currently in progress, which include four for CPC-111 (acute complications of angioplasty, coronary artery bypass grafting surgery, congestive heart failure and sickle cell anemia crises), and two for CPC-211 (stroke and head injury). The Company also markets two intravenous agents (Inulin and Glofil) used to assess kidney function.

This news release contains forward looking statements which involve risks and uncertainties. Such statements are subject to certain factors which may cause the Company's plans to differ. Factors that may cause such differences include, but are not limited to, the risks discussed in the Company's Form 10-K for the fiscal year ended July 31, 1996 and the Risk Factors section of the Company's Registration Statement No. 33-80645.